                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: December 14, 1999
               (Date of earliest event reported) December 14, 1999


                        DOBSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


            OKLAHOMA                    333-23769              73-1110531
   (State or other jurisdiction       (Commission             IRS Employer
        of incorporation)             File Number)         Identification No.)


      13439 NORTH BROADWAY EXTENSION, SUITE 200
               OKLAHOMA CITY, OKLAHOMA                                73114
        (Address of principal executive offices)                     (Zip Code)


                                 (405) 529-8500
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  OTHER EVENTS

Dobson Communications Corporation (the "Company") has initiated an offer to purchase ("Offer to Purchase") all of its outstanding 11 3/4% Senior Notes due 2007 (the "Notes"). In conjunction with its Offer to Purchase, the Company is soliciting from the holders of the Notes consents to certain amendments to the indenture governing the Notes (the "Indenture"). The amendments, if approved, would eliminate a number of restrictive covenants contained in the Indenture, including covenants that:

-    limit the ability of the Company to incur indebtedness;

-    limit the ability of the Company to make restricted payments;

- limit the ability of the Company to pay dividends and impose payment restrictions effecting its restricted subsidiaries;

- limit the ability of the Company to issue and sell capital stock of its restricted subsidiaries;

- limit the ability of restricted subsidiaries of the Company to issue guarantees of indebtedness;

-    limit the transactions with stockholders and affiliates of the Company;

-    limit the ability of the Company to put liens upon its assets;

- limit the ability of the Company to sell assets and to utilize the proceeds from such sales;

- require that the Company purchase Notes upon a change of control of the Company;

-    require that the Company maintain its corporate existence;

- require that the Company provide the trustee under the Indenture with a compliance certificate; and

- require the Company to file reports with the Securities and Exchange Commission and provide reports to holders of the Notes.

In addition, the proposed amendments, if adopted, would eliminate the prohibition contained in the Indenture on certain mergers, consolidations and transfer of assets by the Company. Further, the proposed amendments to the Indenture would amend the provision entitled "Events of Default" in the Indenture to delete the clauses making it an Event of Default if the Company fails to comply with the covenants eliminated by the proposed amendments or the provision in the Indenture regarding when the Company may merge, consolidate or transfer assets, or if the Company fails to comply with any other agreements of the Company, defaults under any instrument governing the Company's other indebtedness or is subject to certain final judgments.

The proposed amendments would also waive any requirement of the Company to make an offer to purchase Notes using the proceeds from any prior sale of assets.

The Company is offering to purchase each $1,000 principal amount of Notes at a price equal to (i) the present value on the payment date of $1,058.75 per $1,000 principal amount of Notes and the present value of the interest that would be payable on or accrue until April 15, 2002, the earliest redemption date of the Notes, in each case, determined on the basis of a yield to such earliest redemption date equal to the sum of (x) the bid-sale yield on the 6 5/8% U.S. Treasury Notes due April 30, 2002 (the "referenced yield"), as of 2:00 p.m., New York City time, on January 10, 2000 plus (y) 62.5 basis points minus the consent payment of $30 per $1,000 principal amount of Notes, plus accrued and unpaid interest to but not including, the payment date. In addition, the Company will pay each registered holder of Notes who validly consents to the proposed amendments to the Indenture on or prior to December 28, 1999, unless that date is extended, an amount in cash equal to $30 per $1,000 principal amount of such holder's Notes for which consents have been validly delivered and not validly revoked on or prior to the consent date.

The Company's offer to purchase its outstanding Notes will expire on January 12, 2000 unless extended. The last date for consents to be received for the proposed amendments of the Indenture is December 28, 1999, unless extended.

In connection with its offer to purchase its outstanding Notes, the Company is providing to the holders of the Notes certain information regarding the Company which has not heretofore been publicly disclosed. The new information is set forth below.

THE COMPANY

    GENERAL. The Company is a leading provider of rural and suburban cellular telephone services. As of September 30, 1999, the Company's systems covered a total population of approximately 5.9 million and it had 424,000 subscribers. On a proportionate basis, after giving effect to the Company's expected acquisition of a 50% interest in American Cellular Corporation, the Company's systems would have covered a net population of approximately 8.2 million and it would have had 623,000 subscribers as of September 30, 1999. For the nine months ended September 30, 1999, the Company had total revenues of $235.1 million and EBITDA, or operating income (loss) before depreciation, amortization and nonrecurring charges, of $105.1 million. On the same proportionate basis, the Company would have had total revenues of $329.0 million and EBITDA of $162.7 million for the nine months ended September 30, 1999.

    The Company began providing cellular telephone service in 1990 in Oklahoma and the Texas Panhandle. The Company has expanded its cellular operations rapidly since then, primarily through the acquisitions of rural and suburban cellular systems. Since 1996, the Company has completed 13 acquisitions of cellular licenses and systems, increasing the total population served by its systems by approximately 5.6 million and significantly expanding the geographic scope of its operations. The Company believes it has been successful in integrating acquired systems into its operations.

    The Company believes that owning and operating a mix of rural and suburban cellular systems provides strong growth opportunities because the Company believes these systems currently have lower penetration rates, higher subscriber growth rates, a higher proportion of roaming revenues and less competition for subscribers than cellular systems located in larger metropolitan areas. The Company focuses on acquiring underdeveloped cellular systems that are adjacent to major metropolitan areas, which include a high concentration of expressway corridors and tend to have a significant amount of roaming activity.

    The Company has a strategic relationship with AT&T Wireless Systems, Inc., which recently became one of the Company's stockholders. Through this relationship, the Company has a coast-to-coast roaming agreement that allows its customers to utilize wireless systems owned by AT&T Wireless, and customers of AT&T Wireless to utilize the Company's cellular systems, each at favorable prices. AT&T Wireless customers accounted for approximately 37% of the Company's roaming revenues, or approximately 17% of the Company's total revenues, in the nine months ended September 30, 1999. The Company also has roaming agreements with AirTouch Communications, Inc., Southwestern Bell Mobile Systems, Inc. and other leading wireless providers.

    The Company and AT&T Wireless have entered into an equally-owned joint venture to acquire American Cellular Corporation for approximately $2.3 billion, before expenses. American Cellular is one of the largest independent rural cellular telephone operators in the United States. As of September 30, 1999, American Cellular's systems covered a total population of approximately
4.9 million and it had 398,000 subscribers, primarily in rural areas of the midwestern and eastern United States. Following completion of this acquisition, the Company will operate American Cellular's systems. American Cellular's management organization, billing system, network infrastructure and marketing programs are substantially similar to those of the Company.

    CELLULAR MARKETS. The following table sets forth information with respect to the Company's existing cellular markets and the cellular markets of American Cellular as of September 30, 1999. Net population represents total population less minority ownership interests in the Company's licenses. The Company determines market penetration by dividing total subscribers in each of its FCC cellular licensed areas at the end of the period by the estimated total population covered by the applicable cellular license or authorization.

                                                           TOTAL         NET          TOTAL        MARKET
                   CELLULAR MARKETS                      POPULATION   POPULATION   SUBSCRIBERS   PENETRATION
                   ----------------                      ----------   ----------   -----------   -----------
COMPANY
Northern Region........................................   2,624,000    2,624,000     224,700         8.6%
Central Region.........................................   1,254,000    1,164,000      65,800         5.2%
Western Region.........................................   1,081,000    1,003,000      61,100         5.7%
Eastern Region.........................................     949,000      949,000      72,400         7.6%
                                                         ----------   ----------     -------
      Total--Company Regions...........................   5,908,000    5,740,000     424,000         7.2%
                                                         ==========   ==========     =======

AMERICAN CELLULAR
Upper Midwest Region...................................   1,927,000    1,914,000     162,900         8.5%
New York Region........................................   1,084,000    1,073,000     101,100         9.3%
Kentucky Region........................................   1,074,000    1,074,000      73,400         6.8%
Mid-Atlantic Region....................................     854,000      854,000      60,600         7.1%
                                                         ----------   ----------     -------
      Total--American Cellular Regions.................   4,939,000    4,915,000     398,000         8.1%

        Company's proportionate interest in American
         Cellular......................................   2,469,500    2,457,500     199,000         8.1%
                                                         ==========   ==========     =======
TOTAL COMPANY ON A PROPORTIONATE BASIS.................   8,377,500    8,197,500     623,000         7.4%
                                                         ==========   ==========     =======

    The Company has the contractual right to acquire the license for, and certain assets related to, Pennsylvania 2 RSA and the Company currently controls and is managing the operation of this market for the seller pending the closing of the acquisition. As a result, the Company includes the population and subscriber data related to this market in its population and subscriber data in its Northern Region. As of September 30, 1999, the Pennsylvania 2 RSA had a total population of approximately 88,000. In addition to the pending acquisition of Pennsylvania 2 RSA and American Cellular, the Company has pending acquisitions that, if completed, would have increased the total population served by the Company's cellular systems by approximately 0.4 million as of September 30, 1999.

    COMPETITIVE STRENGTHS. The Company believes that its competitive strengths are:

    - its established operating history in rural and suburban markets;

    - its proven acquisition and integration capabilities;

    - its strategic relationship with AT&T Wireless;

    - its experienced management team; and

    - its ability to offer a variety of digital services, including digital voice services, to approximately 85% of its covered population.

    COMPANY STRATEGY. The Company's strategy is to capitalize on its competitive strengths and acquire, develop and operate rural and suburban cellular systems. The principal elements of its strategy include:

    - acquiring additional cellular operations in rural service areas, or RSAs, and in smaller metropolitan statistical areas, or MSAs, that have attractive demographics and growth trends, a favorable competitive environment and that are located adjacent to major metropolitan areas served by operators with which the Company has established, or with which it expects to establish, strategic relationships;

    - integrating the cellular systems the Company acquires, including American Cellular, with its existing operations to achieve economies of scale;

    - increasing system capacity and coverage and further upgrading the cellular systems the Company acquires to attract additional subscribers, to increase the use of its systems by existing subscribers, to increase roaming activity and to further enhance the overall efficiency of its network;

    - maintaining and expanding strategic relationships with operators of wireless systems in major MSAs near the Company's cellular systems, including roaming agreements that allow the Company's subscribers to use the wireless systems of operators in neighboring MSAs and RSAs at favorable rates;

    - distinguishing the Company in its markets as the leading cellular services provider by stressing its service quality, local sales presence and commitment to the community;

    - offering distinctive rate plans to attract subscribers who the Company believes are likely to generate high monthly revenues and low churn rates; and

    - maintaining high levels of customer satisfaction through a variety of techniques, including the maintenance of 24-hour customer service.

CERTAIN INDEBTEDNESS

    The Company has received a commitment letter for a new credit facility (the "New Credit Facility") from Bank of America, N.A. The New Credit Facility will consist of a $300.0 million revolving credit facility and a $500.0 million term loan facility, each maturing in seven years. The New Credit Facility will be secured by all of the capital stock of the Company's subsidiaries. A portion of the proceeds from the New Credit Facility will be used to fund the Offer and the Solicitation. The Company will also use proceeds from the New Credit Facility to reference the existing credit facilities of two of the Company's principal subscribers.

    The New Credit Facility will contain affirmative and negative covenants including the periodic delivery of financial statements and other information to the lenders, the payment and performance of tax and other material obligations, the maintenance of existence, qualification, good standing, properties, license and insurance, compliance with environmental and other laws and regulations and material agreements, limitations on indebtedness, liens, loans and investments, asset sales, restructure agreements, transactions with affiliates, mergers and changes in business, together with various financial covenants.

THE ACQUISITION

    OVERVIEW. In October 1999, the Company and AT&T Wireless entered into an equally-owned joint venture to acquire, own and operate American Cellular. The aggregate acquisition price for American Cellular is $2.3 billion, before expenses. American Cellular is one of the largest independent rural cellular telephone operators in the United States, with cellular telephone systems located primarily in rural areas of the midwestern and eastern United States. The financing for the American Cellular acquisition will be provided by a combination of equity contributions of $372.5 million by each of AT&T Wireless and the Company, and by borrowings under the joint venture's proposed new $1.75 billion credit facility.

    THE JOINT VENTURE AGREEMENT. The Company and AT&T Wireless have formed an equally-owned limited liability company to acquire American Cellular. The Company and AT&T Wireless have agreed to each contribute $372.5 million in cash to the joint venture to provide a portion of the funds to be used to consummate the American Cellular acquisition. In the event the proceeds of the Company's public offering of its Class A common stock are insufficient to permit the Company to fund its entire investment in the joint venture, the Company's principal shareholder, the Dobson CC Limited Partnership, or the Dobson Partnership, has agreed to invest up to $200.0 million in the Company to enable the Company to meet its commitment to the joint venture.

    Management of the joint venture will be vested in a four-person management committee, two members designated by AT&T Wireless and two designated by the Company. The Company has agreed with AT&T Wireless to be responsible for the day-to-day operation of American Cellular. If the Company experiences a change of control and AT&T Wireless and its affiliates own at least 40% of the joint venture, then AT&T Wireless and its affiliates will have the right to initiate a buy/sell procedure to acquire the Company's interest in the joint venture or to require the Company to acquire their interest in the joint venture. In addition, the Company will lose its right to 50% representation on the management committee and its power to approve all significant matters.

    Before the third anniversary of the American Cellular acquisition, neither AT&T Wireless nor the Company may transfer any interest in the joint venture without the consent of the other. Following the third anniversary of the American Cellular acquisition, each of AT&T Wireless and the Company have the right to transfer up to 20% of its economic interest in the joint venture, subject to a pro rata tag-along right in favor of the other party. Any transfers above that 20% threshold will be subject to a right of first refusal in favor of the other party. After the fifth anniversary of the American Cellular acquisition, either AT&T Wireless or the Company may elect to cause the joint venture to convert to a corporate form and to conduct an underwritten initial public offering of up to 20% of the common stock of the corporate joint venture. Additionally, following the fifth anniversary of the American Cellular acquisition, whether or not an initial public offering has occurred, either AT&T Wireless or the Company may initiate a buy/sell procedure by proposing a cash purchase price for all of the interest of the party initiating the procedure.

    OPERATING ARRANGEMENTS. In connection with the joint venture, the Company, AT&T Wireless and American Cellular have entered into a 20-year operating agreement. So long as American Cellular continues to meet quality standards established by AT&T Wireless, AT&T Wireless has agreed not to construct, own or acquire a controlling interest in, or manage a communications system that provides mobile wireless services in areas in which American Cellular operates its cellular systems for a period of five years following the closing of the American Cellular acquisition. However, AT&T Wireless may:

    - resell or act as the agent for American Cellular to provide communications services provided by American Cellular;

    - continue to provide wireless services to its customers in American Cellular's territory;

    - provide or resell wireless telecommunications services to or from specific locations; and

    - act as an agent for other carriers in the geographic areas in which American Cellular operates, but solely for existing national account customers of AT&T Wireless.

    For five years following the consummation of the American Cellular acquisition,

    - the Company will be the preferred provider of roaming services for American Cellular's subscribers roaming in its markets;

    - AT&T Wireless will be the preferred provider of roaming services for American Cellular's subscribers roaming in AT&T Wireless's markets; and

    - American Cellular will be the preferred provider of roaming services for the Company's and AT&T Wireless's subscribers roaming in American Cellular's markets.

    AT&T Wireless has the right to terminate the roaming preferences described above upon a merger, consolidation, asset acquisition or other business combination of AT&T Wireless with a business that:

    - has annual telecommunication revenues in excess of $5.0 billion;

    - derives less from one-third of its aggregate revenues from wireless services; and

    - owns FCC licenses to offer, and does offer, mobile wireless services serving more than 25% of the population in the American Cellular markets.

    JOINT VENTURE CREDIT FACILITY. The joint venture has received a commitment from Banc of America Securities LLC and its affiliate, Bank of America, N.A., on behalf of a group of banks to provide a

$1.75 billion credit facility to the joint venture, the proceeds of which will be used primarily to consummate the American Cellular acquisition. Based on this commitment, the Company expects that this credit facility will consist of a $300.0 million revolving credit facility and three term loan facilities. The revolving credit facility will mature in 2007. Term loan A, which will mature in 2007, will be a $700.0 million facility; term loan B, which will mature in 2008, will be a $350.0 million facility; and term loan C, which will mature in 2009, will be a $400.0 million facility.

    Borrowing under these credit facilities will bear interest at variable rates, subject to reductions based on the joint venture's financial leverage. Assuming the American Cellular acquisition occurs on or prior to March 31, 2000, the Company expects that all these term loan facilities will be fully drawn and that the joint venture will borrow an aggregate principal amount of $1.57 billion under this credit facility. The joint venture's obligations under the credit facility will be secured by a pledge of the stock of American Cellular and its subsidiaries, and liens on all of the assets of the joint venture and of American Cellular except its FCC licenses.

    The joint venture will be required to amortize the term loan facilities quarterly in amounts ranging from $42.5 million in 2001 to $196.0 million in 2009. In addition, the joint venture will be required to make prepayments of amounts received from asset sales, excess cash flows and proceeds from new borrowings or the sale of equity. The joint venture will have the right to prepay the credit facility in total or in part at any time subject to the payment of certain fees.

    The credit facility will contain restrictive covenants that, among other things, will limit the ability of the joint venture to incur additional indebtedness, create liens and pay dividends. In addition, the joint venture will be required to maintain certain financial ratios, including a ratio of total indebtedness to EBITDA of 9.5 to 1; a ratio of EBITDA to debt service requirements of 1.10 to 1; an interest coverage ratio of at least 1.25 to 1; and a ratio of EBITDA minus capital expenditures to debt service requirements of greater than 1.0 to 1.

PROPOSED INITIAL PUBLIC OFFERING

    The Company expects to raise additional funds through the sale of equity. The Company has filed a registration statement with the Commission with respect to a proposed initial public offering of its Class A common stock. The registration statement has not yet been declared effective by the Commission. The Company seeks to obtain net proceeds from the sale of shares of its Class A common stock of approximately $467.0 million after deducting underwriting discounts and commissions and estimated offering expenses. There can be no assurance that the common stock offering will be successful.

    The Company intends to use $372.5 million of the net proceeds of the offering as a capital contribution to its joint venture with AT&T Wireless. The joint venture will use these proceeds, together with an equivalent contribution to the joint venture by AT&T Wireless and proceeds from the joint venture's bank credit facility, to acquire American Cellular. The Company intends to use
$99.3 million of the net proceeds of the offering to redeem all outstanding shares of its Class E preferred stock which will be issued upon conversion of all outstanding shares of Class D preferred stock in its recapitalization. The Company intends to use any remaining net proceeds for working capital and other general corporate purposes.

    The closing of the Company's offering of its Class A common stock is not contingent upon completion of the American Cellular acquisition. If the Company does not complete the American Cellular acquisition, it intends to use the net proceeds of the offering allocated for that purpose:

    - to reduce its outstanding indebtedness and to potentially redeem a portion of its senior preferred stock;

    - to pay its share of any damages to American Cellular that may arise under the American Cellular merger agreement; and

    - for working capital and other general corporate purposes.

    THE RECAPITALIZATION

    The Company will complete a recapitalization immediately prior to the closing of its public offering of its Class A common stock. This recapitalization will include:

    - the conversion of the Company's pre-recapitalization Class A common stock into new Class B common stock;

    - the retirement of 81,198 shares of pre-recapitalization Class A common stock held as treasury stock;

    - the creation of the new Class A common stock to be issued in the Company's public offering of its Class A common stock;

    - a stock split of the Company's new Class B common stock;

    - the retirement of each share of the Company's outstanding pre-recapitalization Class A preferred stock, owned by one of its subsidiaries;

    - the conversion of the Company's outstanding pre-recapitalization Class D preferred stock into one share of new Class A common stock and one share of Class E preferred stock;

    - the amendment of the Company's 1996 stock option plan to permit the issuance of options exercisable into new Class A common stock; and

    - the conversion of outstanding options exercisable into pre-recapitalization Class B or Class C common stock into options exercisable into new Class A common stock.

CAPITALIZATION

    The following table sets forth the Company's consolidated capitalization as of September 30, 1999 and as adjusted on a pro forma basis to reflect:

    - the recapitalization described above;

    - the consummation of the public offering of shares of the Company's Class A common stock resulting in net proceeds of approximately $467.0 million;

    - the Company's acquisition of a 50% interest in the American Cellular joint venture and its acquisition of American Cellular;

    - the redemption of all of the Company's outstanding Class E preferred stock;

    - the establishment of a new credit facility to replace the existing credit facilities of the Company's subsidiaries, Dobson Operating Company, or DOC, and Dobson Cellular Operations Company, or DCOC;

    - the purchase of all $160.0 million aggregate principal amount of the Company's 11 3/4% senior notes using proceeds provided by the New Credit Facility;

    - the purchase by the Company's subsidiary, Dobson Tower Company, of cellular towers from Sygnet Wireless, Inc., or Sygnet, and the subsequent sale of those towers to an unaffiliated company and the use of the proceeds for the repayment of debt and redemption of related preferred stock of Dobson Tower Company in October 1999; and

    - the distribution, prior to the consummation of the Company's public offering of its Class A common stock, of all of the outstanding capital stock of its subsidiary, Logix Communications Enterprises, Inc., or Logix, to the Company's current shareholders.

    If the Company does not complete the American Cellular acquisition, cash and cash equivalents on a pro forma basis would increase by $372.5 million. In that event, the Company intends to use the net proceeds allocated for the American Cellular joint venture as discussed above.

    The term "restricted investments" includes securities that the Company has pledged to secure interest payments on 12 1/4% senior notes of its subsidiary, Dobson/Sygnet Communications, Inc. The September 30, 1999 pro forma information does not reflect the consummation of the Company's pending acquisitions, which have an aggregate purchase price of $131.0 million. The Company expects to fund these acquisitions by drawing on its bank facilities.

    The following table excludes shares of common stock that will be issued upon the exercise of options granted under the Company's 1996 stock option plan.

                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                                ACTUAL     PRO FORMA
                                                              ----------   ----------
                                                                    (UNAUDITED)
                                                                 ($ IN THOUSANDS)
Cash and cash equivalents...................................  $      339   $      339
Restricted investments......................................      57,771       57,771
                                                              ----------   ----------
  Total cash and restricted investments.....................  $   58,110   $   58,110
                                                              ==========   ==========
Long term debt, including current maturities:
  Credit facilities:
    Existing DOC and DCOC credit facilities.................  $  272,000   $       --
    New credit facility.....................................          --      475,000(1)
    Existing Dobson/Sygnet credit facility..................     406,000      393,769
  Dobson/Sygnet notes.......................................     200,000      200,000
  Senior notes..............................................     160,000           --
  Other long-term debt......................................       3,958        3,958
                                                              ----------   ----------
    Total long-term debt....................................   1,041,958    1,072,727
                                                              ----------   ----------
Minority interests..........................................      27,110       19,410
                                                              ----------   ----------
12 1/4% senior preferred stock, $1.00 par value, 734,000
  shares authorized, 265,395 shares issued and outstanding
  on an as adjusted and pro forma basis.....................     265,395      265,395
13% senior preferred stock, $1.00 par value, 500,000 shares
  authorized, 175,402 shares issued and outstanding on an as
  adjusted and pro forma basis..............................     175,402      175,402
Class E preferred stock, $1.00 par value, 85,000 shares
  authorized, 75,093.7 shares issued and outstanding on an
  as adjusted basis and none authorized, issued or
  outstanding on a pro forma basis..........................      85,000           --

Total stockholders' (deficit) equity........................    (296,249)     184,333
                                                              ----------   ----------
      Total capitalization..................................  $1,298,616   $1,717,267
                                                              ==========   ==========

-----------------
(1) For each $1.0 million aggregate principal amount of Notes which are not purchased by the Company in the Offer to Purchase, the Company's indebtedness under the New Credit Facility will be reduced by $1.13 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    In addition, the accompanying unaudited pro forma balance sheet as of September 30, 1999 gives effect to the following transactions as if they had occurred on September 30, 1999:

    - the consummation of the Company's public offering of its Class A common stock and the receipt of net proceeds of approximately $467.0 million;

    - the Company's acquisition of a 50% interest in the American Cellular joint venture and its acquisition of American Cellular;

    - the redemption of all of the Company's outstanding Class E preferred stock;

    - the establishment of a new credit facility to replace the existing credit facilities of the Company's DOC and DCOC subsidiaries;

    - the purchase of all $160.0 million principal aggregate amount of the Company's 11 3/4% senior notes using proceeds provided by the Company's new bank credit facility;

    - the purchase by the Company's subsidiary, Dobson Tower Company, of cellular towers from Sygnet and the subsequent sale of those towers to an unaffiliated company and the use of the proceeds for the repayment of debt and redemption of related preferred stock of Dobson Tower Company in October 1999; and

    - the distribution, prior to the consummation of this offering, of all of the outstanding capital stock of the Company's subsidiary, Logix, to certain of the Company's current stockholders.

    The accompanying unaudited pro forma statements of operations give effect to the above transactions and the following transactions as if each had occurred on January 1, 1998:

    - the Company's second quarter 1999 issuance of $170.0 million aggregate liquidation amount of its 13% senior preferred stock and the utilization of the net proceeds from that issuance to redeem all of the Company's Class F and G preferred stock and to reduce its bank debt; and

    - for purposes of the unaudited pro forma statement of operations for the year ended December 31, 1998, the Company's acquisition of Sygnet and the related financing transactions in December 1998.

    If the Company does not complete the American Cellular acquisition, cash and cash equivalents on a pro forma basis would increase by $372.5 million. In that event, the Company intends to use the net proceeds allocated for that purpose:

    - to reduce outstanding indebtedness and to potentially redeem a portion of its senior preferred stock;

    - to pay the Company's share of any damages to American Cellular that may arise under the American Cellular merger agreement; and

    - for working capital and other general corporate purposes.

    The following unaudited pro forma consolidated financial statements and the related notes are provided for informational purposes only. The unaudited pro forma consolidated financial statements are based upon currently available information and assumptions that the Company believes are reasonable. The accompanying data do not purport to represent what the Company's results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate the Company's future financial position or results of operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                              DOBSON
                                          COMMUNICATIONS                                AMERICAN CELLULAR
                                           CORPORATION     ADJUSTMENTS      SUB-TOTAL      ADJUSTMENTS        TOTAL
                                          --------------   -----------      ---------   -----------------   ---------
                                                            ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Service revenues......................     $117,892      $       --       $117,892       $        --      $ 117,892
  Roaming revenues......................      107,296              --        107,296                --        107,296
  Equipment sales and other revenues....        9,952              --          9,952                --          9,952
                                             --------      ----------       --------       -----------      ---------
    Total operating revenues............      235,140              --        235,140                --        235,140
                                             --------      ----------       --------       -----------      ---------
Operating expenses:
  Cost of services......................       35,762           1,130 (1)     36,892                --         36,892
  Cost of equipment.....................       18,562              --         18,562                --         18,562
  Marketing and selling.................       34,957              --         34,957                --         34,957
  General and administrative............       40,795              --         40,795                --         40,795
  Depreciation and amortization.........      100,020            (650)(2)     99,370                --         99,370
                                             --------      ----------       --------       -----------      ---------
    Total operating expenses............      230,096             480        230,576                --        230,576
                                             --------      ----------       --------       -----------      ---------
Operating income (loss).................        5,044            (480)         4,564                --          4,564
                                             --------      ----------       --------       -----------      ---------
Interest expense........................      (82,365)          6,388 (3)    (75,977)               --        (75,977)
Equity in loss of unconsolidated
  subsidiary............................           --              --             --           (22,389)(6)    (22,389)
Other income, net.......................        3,411              --          3,411                --          3,411
                                             --------      ----------       --------       -----------      ---------
Loss before minority interests and
  income taxes..........................      (73,910)          5,908        (68,002)          (22,389)       (90,391)
Minority interests in income of
  subsidiaries..........................       (2,125)             --         (2,125)               --         (2,125)
                                             --------      ----------       --------       -----------      ---------
Loss from continuing operations before
  income taxes..........................      (76,035)          5,908        (70,127)          (22,389)       (92,516)
Income tax benefit......................       28,892          (2,244)(4)     26,648                --         26,648
                                             --------      ----------       --------       -----------      ---------
Loss from continuing operations.........      (47,143)          3,664        (43,479)          (22,389)       (65,868)
Dividends on preferred stock............      (50,513)          3,960 (5)    (46,553)               --        (46,553)
                                             --------      ----------       --------       -----------      ---------
Loss from continuing operations
  applicable to common stockholders.....     $(97,656)     $    7,624       $(90,032)      $   (22,389)     $(112,421)
                                             ========      ==========       ========       ===========      =========

  See accompanying notes to the unaudited pro forma consolidated statement of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

(1) This reflects additional cost of service for lease payments on cellular towers sold to an unaffiliated company.

(2) This reflects the elimination of depreciation and amortization relating to the sale of the Sygnet towers.

(3) This reflects:

    - the elimination of $2.9 million of interest expense as a result of the redemption of $160.0 million aggregate principal amount of the Company's 11 3/4% senior notes with proceeds from its New Credit Facility having an assumed weighted average interest rate of 8% per annum (each 1/8% increase in the assumed weighted average interest rate would increase interest expense by $0.2 million per nine month period);

    - the elimination of $1.8 million of interest expense from the repayment of $12.2 million of Dobson/ Sygnet bank debt and the $17.5 million Dobson Tower credit facility with proceeds from the sale of towers sold to an unaffiliated company;

    - the elimination of $2.9 million of interest expense associated with the repayment of $100.0 million of bank debt from a portion of the proceeds of the sale of the Company's 13% senior preferred stock; and

    - the addition of $1.2 million of amortization of deferred financing costs related to the new credit facility.

(4) This reflects the tax impact of the pro forma adjustments.

(5) This reflects:

    - the elimination of $9.6 million of accrued dividends on the Company's Class D preferred stock associated with the conversion of its Class D preferred stock into shares of its Class A common stock and Class E preferred stock and the redemption of its Class E preferred stock;

    - the elimination of $3.1 million of preferred stock dividends associated with the redemption of the Company's Class F and G preferred stock;

    - the addition of $9.3 million of non-cash preferred stock dividend requirements related to the issuance of the Company's 13% senior preferred stock; and

    - the elimination of $0.6 million of preferred stock dividends associated with the redemption of $7.5 million liquidation value of preferred stock of the Company's subsidiary, Dobson Tower Company, with a portion of the proceeds received from the sale of towers to an unaffiliated company.

(6) This reflects the Company's 50% interest in the pro forma net loss of the American Cellular joint venture.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED DECEMBER 31, 1998

                                                     DOBSON                                              AMERICAN
                                                 COMMUNICATIONS                                          CELLULAR
                                                   CORPORATION      SYGNET    ADJUSTMENTS   SUB-TOTAL   ADJUSTMENTS     TOTAL
                                                 ---------------   --------   -----------   ---------   -----------   ---------
                                                                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Service revenues.............................     $ 69,402       $ 64,786    $     --     $ 134,188    $     --     $ 134,188
  Roaming revenues.............................       66,479         28,035          --        94,514          --        94,514
  Equipment sales and other revenues...........        4,154          7,447          --        11,601          --        11,601
                                                    --------       --------    --------     ---------    --------     ---------
    Total operating revenues...................      140,035        100,268          --       240,303          --       240,303
                                                    --------       --------    --------     ---------    --------     ---------
Operating expenses:
  Cost of services.............................       33,267          9,433       2,338 (1)(2) 45,038          --        45,038
  Cost of equipment............................        8,360         10,444          --        18,804          --        18,804
  Marketing and selling........................       22,393         12,327       2,603 (2)    37,323          --        37,323
  General and administrative...................       26,051         19,796      (3,435)(2)    42,412          --        42,412
  Merger related costs.........................           --          1,884      (1,884)(3)        --          --            --
  Depreciation and amortization................       47,110         27,498      42,441 (4)   117,049          --       117,049
                                                    --------       --------    --------     ---------    --------     ---------
    Total operating expenses...................      137,181         81,382      42,063       260,626          --       260,626
                                                    --------       --------    --------     ---------    --------     ---------
Operating income (loss)........................        2,854         18,886     (42,063)      (20,323)         --       (20,323)
                                                    --------       --------    --------     ---------    --------     ---------
Interest expense...............................      (38,979)       (27,895)    (23,184)(5)   (90,058)                  (90,058)
Merger related costs...........................           --         (5,206)      5,206 (3)        --          --            --
Equity in loss of unconsolidated subsidiary....           --             --          --            --     (36,661)(8)   (36,661)
Other income, net..............................        3,858           (319)         --         3,539          --         3,539
                                                    --------       --------    --------     ---------    --------     ---------
Loss before minority interests and income
  taxes........................................      (32,267)       (14,534)    (60,041)     (106,842)    (36,661)     (143,503)
Minority interests in income of subsidiaries...       (2,487)            --          --        (2,487)         --        (2,487)
                                                    --------       --------    --------     ---------    --------     ---------
Loss from continuing operations before income
  taxes........................................      (34,754)       (14,534)    (60,041)     (109,329)    (36,661)     (145,990)
Income tax benefit.............................       11,469             --      30,076 (6)    41,545          --        41,545
                                                    --------       --------    --------     ---------    --------     ---------
Loss from continuing operations................      (23,285)       (14,534)    (29,965)      (67,784)    (36,661)     (104,445)
Dividends on preferred stock...................      (23,955)            --     (34,007)(7)   (57,962)         --       (57,962)
                                                    --------       --------    --------     ---------    --------     ---------
Loss from continuing operations applicable to
  common stockholders..........................     $(47,240)      $(14,534)   $(63,972)    $(125,746)   $(36,661)    $(162,407)
                                                    ========       ========    ========     =========    ========     =========

  See accompanying notes to the unaudited pro forma consolidated statement of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

(1) This reflects additional cost of service for lease payments on cellular towers sold to an unaffiliated company.

(2) This reclassifies certain operating expenses of Sygnet to conform with the Company's historical presentation.

(3) This eliminates costs that Sygnet incurred related to the consummation of the Company's acquisition of Sygnet.

(4) This reflects:

    - the additional $43.3 million of depreciation and amortization resulting from the allocation of the purchase price attributable to the Sygnet acquisition of property and equipment, cellular license acquisition costs and intangible assets; and

    - the elimination of $0.9 million of depreciation and amortization relating to the sale of the Sygnet towers.

(5) This reflects:

    - the elimination of $27.9 million of interest expense associated with Sygnet's senior notes and Sygnet's bank facility that the Company repaid as part of our acquisition of Sygnet;

    - the addition of $62.0 million of interest expense and amortization of deferred financing costs relating to the Sygnet acquisition;

    - the elimination of $8.7 million of interest expense associated with the repayment of existing bank debt from the proceeds of the Company's May 1999 offering of 13% senior preferred stock;

    - the elimination of $3.8 million of interest expense as a result of the redemption of $160.0 million aggregate principal amount of the Company's 11 3/4% senior notes with proceeds from its New Credit Facility having an assumed interest rate of 8% per annum (each 1/8% increase in the assumed weighted average interest rate would increase interest expense by $0.2 million per annum); and

    - the addition of $1.6 million of amortization of deferred financing costs related to the New Credit Facility.

(6) This reflects the tax impact of the pro forma adjustments.

(7) This reflects adjustments to dividends resulting from the Company's offerings and redemption of preferred stock, including the amortization of the issuance costs and the accretion of discounts with respect thereto, as follows:

    - the addition of $23.8 million for the Company's 13% senior preferred stock offered in May 1999;

    - the addition of $10.1 million for the Company's 12 1/4% senior preferred stock offered in December 1998;

    - the addition of $0.9 million for the Company's senior preferred stock offered in January 1998; and

    - the elimination of $0.8 million of dividends on the Class B and C preferred stock that redeemed in December 1998.

(8) This reflects the Company's 50% interest in the pro forma net loss of the American Cellular joint venture.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                    DOBSON                                    AMERICAN
                                COMMUNICATIONS                                CELLULAR
                                 CORPORATION     ADJUSTMENTS    SUB-TOTAL    ADJUSTMENTS      TOTAL
                                --------------   -----------    ----------   -----------    ----------
                                                           ($ IN THOUSANDS)
ASSETS
Current assets, net of
  restricted investments......    $   64,773      $ 372,500 (1) $  437,273   $  (372,500)(5) $   64,773
Restricted investments........        57,771             --         57,771            --        57,771
Property, plant and
  equipment...................       187,291        (25,000)(2)    162,291            --       162,291
Receivable--affiliate.........         8,200             --          8,200            --         8,200
Cellular license acquisition
  cost........................     1,227,579        (13,000)(2)  1,214,579            --     1,214,579
Deferred financing costs......        69,017          7,254 (3)     76,271            --        76,271
Other intangibles.............        48,139             --         48,139            --        48,139
Investment in unconsolidated
  subsidiary..................            --             --             --       372,500 (5)    372,500
Other assets..................         3,811             --          3,811            --         3,811
                                  ----------      ---------     ----------   -----------    ----------
    Total assets..............    $1,666,581      $ 341,754     $2,008,335   $        --    $2,008,335
                                  ==========      =========     ==========   ===========    ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities...........    $  101,885      $  (9,983)(1) $   73,833   $        --    $   73,833
                                                    (18,069)(2)
Net liabilities of
  discontinued operations.....        48,844        (48,844)(2)         --            --            --
Long-term debt, net of current
  portion.....................     1,039,844        (12,231)(2)  1,070,613            --     1,070,613
                                                     43,000 (3)
Deferred credits..............       219,350             --        219,350            --       219,350
Minority interests............        27,110         (7,700)(2)     19,410            --        19,410
Preferred stock...............       525,797        (85,000)(1)    440,797            --       440,797
Stockholders' (deficit)
  equity......................      (296,249)       467,483 (1)    184,332            --       184,332
                                                    (35,746)(3)
                                                     48,844 (4)
                                  ----------      ---------     ----------   -----------    ----------
  Total liabilities and
   stockholders' (deficit)
   equity.....................    $1,666,581      $ 341,754     $2,008,335   $        --    $2,008,335
                                  ==========      =========     ==========   ===========    ==========

See accompanying notes to the unaudited pro forma consolidated condensed balance sheet.

     NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

(1) This reflects:

    - the Company's public offering of its Class A common stock resulting in net proceeds of approximately $467.0 million;

    - the interim increase in cash that would occur if the Company does not complete the American Cellular acquisition (see "--Initial Public Offering" for a discussion of how the Company intends to use the net proceeds from this offering if the Company does not complete the American Cellular acquisition); and

    - the conversion of the Company's Class D preferred stock into shares of Class A common stock and Class E preferred stock and the redemption of the Company's Class E preferred stock.

(2) This reflects:

    - the sale of the Sygnet towers;

    - the repayment of the $17.5 million Dobson Tower credit facility and bank debt under the Dobson/ Sygnet Credit facility; and

    - the redemption of the Dobson Tower preferred stock accounted for as minority interests.

(3) This reflects:

    - the net impact of the elimination of deferred financing costs associated with the redemption of $160.0 million aggregate principal amount of the Company's 11 3/4% senior notes with funds borrowed under the Company's New Credit Facility;

    - the elimination of $8.7 million of deferred financing costs associated with the refinancing of the current DOC and DCOC credit facilities and the Company's senior notes; and

    - the capitalization of $16.0 million of costs related to the Company's New Credit Facility.

(4) This reflects the distribution of all of the outstanding capital stock of Logix to the Company's current shareholders.

(5) This reflects the Company's purchase of a 50% interest in the American Cellular joint venture.

    For each $1.0 million aggregate principal amount of Notes that are not purchased by the Company pursuant to the Offer to Purchase, the Company's indebtedness under the New Credit Facility would be reduced by $1.13 million.

(c)      Exhibits

         The following exhibit is filed as a part of this report:
Exhibit
  NO.             DESCRIPTION

99.2              Press Release of the Company,
                  dated December 14, 1999
-----------------

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 14, 1999                             Dobson Communications Corporation
                                              (Registrant)


                                              By /s/ Everett R. Dobson
                                                 ------------------------------
                                                 Everett R. Dobson
                                                 President and Chief
                                                 Executive Officer